UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 3, 2017 (September 27, 2017)
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2500 Bee Cave Road, Rollingwood, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement
On September 27, 2017, EZCORP, Inc. (“EZCORP”) and Alpha Holding, S.A. de C.V. (“AlphaCredit”) agreed to modify certain agreements between the parties relating to the previously disclosed acquisition by AlphaCredit of Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (“Grupo Finmart”) from EZCORP and certain minority shareholders (the “Grupo Finmart Disposition”), which was completed in September 2016.
As previously disclosed, in connection with the Grupo Finmart Disposition, Grupo Finmart issued two promissory notes (the “Parent Loan Notes”) to EZCORP in an aggregate principal amount of $61 million, one being denominated in U.S. dollars and bearing interest at the rate of 4% per annum and the other being denominated in Mexican pesos and bearing interest at 7.5% per annum. The Parent Loan Notes represented the aggregate amount of intercompany indebtedness owed by Grupo Finmart to EZCORP at the time the Grupo Finmart Disposition was completed. As originally issued, the principal amount of the Parent Loan Notes was payable in three annual installments (with $18.3 million, $24.4 million and $18.3 million being payable on September 27, 2017, September 27, 2018 and September 27, 2019, respectively) and accrued interest was payable quarterly.
On September 27, 2017, EZCORP and AlphaCredit amended the Parent Loan Notes as follows:

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The outstanding principal amount (including the $18.3 million that would otherwise have been paid on September 27, 2017) will be payable on a monthly basis over the remaining two years, commencing October 27, 2017.

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The interest rate on the Parent Loan Notes has been increased to 10% for the dollar denominated note and 14.5% for the peso denominated note. Accrued interest is also payable monthly, commencing October 27, 2017.

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As consideration for agreeing to the amendments, EZCORP will receive an additional “Deferred Compensation Amount” of $14 million, payable $6 million on September 27, 2019, $4 million on March 27, 2020 and $4 million on September 27, 2020.

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The Parent Loan Notes may be prepaid in full voluntarily at any time and are subject to mandatory prepayment in certain circumstances. Upon any prepayment, whether voluntary or mandatory, Grupo Finmart must pay all outstanding principal, all accrued but unpaid interest and an amount equal to the sum of (1) all remaining interest payments that would otherwise be due through the end of the term and (2) the Deferred Compensation Amount (provided, however, that if the prepayment occurs on or prior to June 30, 2019, the Deferred Compensation Amount will be reduced to $10 million).

•	The Parent Loan Notes, as amended, are now guaranteed by AlphaCredit.
As further consideration for these amendments, AlphaCredit agreed to terminate EZCORP’s indemnification obligations with respect to representations and warranties and certain other matters under the Purchase Agreement, dated as of July 1, 2016, that the parties entered into in connection with the Grupo Finmart Disposition (the “Purchase Agreement”). Those representations and warranties were originally scheduled to survive until March 27, 2018. AlphaCredit also agreed to terminate all indemnity claims existing at the time of the amendment and to release to EZCORP the outstanding balance (approximately $4.1 million) held in escrow pending resolution of indemnification claims.
The foregoing description of the amendments to the Parent Loan Notes and the Purchase Agreement is not complete and is qualified in its entirety by reference to the Amendment No. 2 to the Purchase Agreement (a copy of which is filed as Exhibit 2.1 to this Report) and the Letter Agreement entered into by the parties (a copy of which is filed as Exhibit 99.1 to this Report).
Item 7.01 — Regulation FD Disclosure
On October 3, 2017, EZCORP issued a press release announcing the amendments to the Parent Loan Notes and the Purchase Agreement described in Item 1.01 above. The full text of the press release is attached as Exhibit 99.2.
The information set forth, or referred to, in this Item 7.01 (including Exhibit 99.2) shall not be deemed"filed" for purposes of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any registration statement or other filing made by EZCORP under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless such subsequent filing specifically references this Item 7.01 of this Report.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits.

2.1	Amendment No. 2 to Purchase Agreement, dated September 27, 2017, among EZCORP, Inc.; Change Capital International Holdings, B.V.; and Alpha Holding, S.A. de C.V.
99.1
Letter Agreement, dated as of September 27, 2017, among Prestaciones Finmart S.A.P.I. de C.V., SOFOM, E.N.R.; Alpha Holding, S.A. de C.V.; Texas EZPAWN L.P.; and EZPAWN Management Mexico, S. de R.L. de C.V.

99.2	Press Release, dated October 3, 2017, announcing EZCORP, Inc.’s restructuring of payment arrangement with Alpha Holding, S.A. de C.V.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date:	October 3, 2017	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Amendment No. 2 to Purchase Agreement, dated September 27, 2017, among EZCORP, Inc.; Change Capital International Holdings, B.V.; and Alpha Holding, S.A. de C.V.
99.1
Letter Agreement, dated as of September 27, 2017, among Prestaciones Finmart S.A.P.I. de C.V., SOFOM, E.N.R.; Alpha Holding, S.A. de C.V.; Texas EZPAWN L.P.; and EZPAWN Management Mexico, S. de R.L. de C.V.

99.2	Press Release, dated October 3, 2017, announcing EZCORP, Inc.’s restructuring of payment arrangement with Alpha Holding, S.A. de C.V.